Exhibit 99.1

        LCC International Announces First Quarter 2003 Results


    MCLEAN, Va.--(BUSINESS WIRE)--May 12, 2003--LCC International, Inc., (NASDAQ:LCCI) a global leader in wireless voice and data turn-key technical consulting services, today released results for the first quarter ended March 31, 2003.
    Revenues for the first quarter were $17.1 million, a decline of $0.3 million or 1.7 percent from the first quarter of 2002 and $2.9 million or 14.4 percent from the fourth quarter of 2002.
    The Company reported a net loss in the first quarter of $(2.2) million compared to a net loss of $(5.1) million in the first quarter of 2002 and a $(5.3) million loss in the fourth quarter of 2002.
    Loss per share in the first quarter was $(0.10) per basic and fully diluted share on 20.9 million shares compared to a basic and fully diluted loss per share of $(0.24) on 20.8 million shares for the first quarter of last year and a loss of $(0.26) per basic and fully diluted share on 20.9 million shares for the fourth quarter of 2002.
    "Our performance during the first quarter was below our expectations. There were a number of factors during the quarter that delayed the start of several projects originally forecasted to begin in the January/February time frame," commented C. Thomas Faulders III, chairman and chief executive officer of LCC. "Contract delays resulted in a decline in anticipated revenues in the first quarter of more than $4 million. These delays were neither industry nor LCC driven, but the result of customer related circumstances that unfortunately coincided in the first quarter. The good news from the quarter is that these contracts did not go away; they simply shifted to later months. In addition, the results of our first quarter sales initiatives contributed to a backlog increase of over $30 million. Today, I am happy to report that we have a backlog in excess of $80 million."
    Mr. Faulders concluded by saying, "The slower than anticipated start to the year will have an impact on our profitability timing. We commented during the year-end report that we anticipated positive net income by the second quarter of the year. Given our first quarter results, I do not see profitability returning until the latter part of 2003."
    The Company will hold a conference call on Tuesday, May 13, 2003 at 8:30 a.m. Eastern to discuss its first quarter 2003 results. Interested parties can participate either by web cast by visiting the Company's web site (www.lcc.com) or via telephone. U.S. callers please dial 800/784-9386. Callers outside of the U.S. please dial 706/679-3422.
    Both numbers will require callers to enter reservation number
8046038.

    About LCC

    Celebrating its 20th year in wireless, LCC International, Inc. is a global leader in voice and data design, deployment and management services to the wireless telecommunications industry. Since 1983, LCC has performed technical services for the largest wireless operators in North and South America, Europe, The Middle East, Africa and Asia.
    The Company has worked with substantially all major access technologies and has participated in the success of some of the largest and most sophisticated wireless systems in the world.
    Through an integrated set of technical business consulting, training, design, deployment, operations and maintenance services, LCC is unique in its ability to provide comprehensive turnkey services to wireless operators around the world.
    Statements included in this news release which are not historical in nature are "forward-looking statements" within the meaning of
Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.
    Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.
    These include, without limitation, statements regarding increased demand for the Company's services, forecasts of revenues, earnings estimates, statements regarding contracts, work or revenue opportunities the
    Company may secure in the future, and related information, all of which are based on current factual information and certain assumptions about future events which management believes to be reasonable at this time.
    There are many risks, uncertainties and other factors that can prevent the Company from achieving its goals or cause the Company's results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, changes in demand for the Company's services from external factors including general economic conditions or changes in wireless demand or technology affecting network expansion strategies at and financing opportunities for the Company's clients, continued delays in the award of new work, the termination or reduction of existing projects due to changes in the financial condition or business strategies of the Company's clients, the Company's dependence on hiring and retaining professional staff and key personnel, fluctuations in quarterly results from a variety of internal and external factors including changes in the Company's estimates with respect to the completion of fixed-price contracts, lengthy sales cycles especially with respect to larger projects that may account for a significant portion of the Company's anticipated revenues, intense competition in the marketplace especially from competitors with greater financial resources and financing capabilities, and those risk factors described in LCC International, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.
    The Company generally provides performance and earnings projections at each quarterly earnings conference call and in specific regulatory filings. These forecasts are as of the date of the call or filing and will include estimates based on factual information and assumptions which management believes to be reasonable at that time.
    In providing projections and other forward-looking statements, the Company does not make, and specifically disclaims, any undertaking or obligation to update them at any time in the future or at all to reflect new information, future events or otherwise.



               LCC International, Inc. and Subsidiaries
            Condensed Consolidated Statements of Operations
                 (In thousands, except per share data)
                              (Unaudited)



                                               Three Months Ended
                                                     March 31,
                                               --------------------
                                                  2002       2003
                                               --------- ----------


REVENUES                                        $17,398    $17,140

COST OF REVENUES                                 16,270     14,599
                                               --------- ----------

GROSS PROFIT                                      1,128      2,541
                                               --------- ----------

OPERATING EXPENSES:
  Sales and marketing                             2,295      1,956
  General and administrative                      5,105      4,738
  Restructuring charge                               --       (152)
  Depreciation and amortization                     691        796
                                               --------- ----------
                                                  8,091      7,338
                                               --------- ----------

OPERATING LOSS                                   (6,963)    (4,797)
                                               --------- ----------

OTHER INCOME (EXPENSE):
  Interest income                                   302         88
  Other                                               2      1,249
                                               --------- ----------
                                                    304      1,337
                                               --------- ----------

LOSS FROM OPERATIONS BEFORE INCOME TAXES         (6,659)    (3,460)

BENEFIT FOR INCOME TAXES                         (1,598)    (1,298)
                                               --------- ----------

NET LOSS                                        $(5,061)   $(2,162)
                                               ========= ==========

NET LOSS PER SHARE:
  Basic                                          $(0.24)    $(0.10)
                                               ========= ==========
  Diluted                                        $(0.24)    $(0.10)
                                               ========= ==========

WEIGHTED AVERAGE SHARES USED IN
 CALCULATION OF NET
  LOSS PER SHARE:
  Basic                                          20,833     20,947
                                               ========= ==========
  Diluted                                        20,833     20,947
                                               ========= ==========




               LCC International, Inc. and Subsidiaries
                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)


                                             December 31, March 31,
                                                2002        2003
                                             ----------- -----------
                                                         (Unaudited)
ASSETS:

Current assets:
    Cash and cash equivalents                   $37,507     $33,026
    Restricted cash                               1,308       1,537
    Short-term investments                          514         514
    Receivables, net of allowance for
     doubtful accounts of
      $3,122 and $2,663 at December 31, 2002
       and March 31,
      2003, respectively:
         Trade accounts receivable               13,165      11,783
         Unbilled receivables                    12,369      14,763
         Due from related parties and
          affiliates                                 61         159
    Deferred income taxes, net                    3,932       5,249
    Prepaid expenses and other current
     assets                                       1,835       1,690
    Prepaid tax receivable and prepaid taxes      8,285       7,683
                                             ----------- -----------
         Total current assets                    78,976      76,404

Property and equipment, net                       5,010       4,559
Deferred income taxes, net                          504          81
Goodwill and other intangibles                   11,273      11,013
Other assets                                        960       1,018
                                             ----------- -----------
                                                $96,723     $93,075
                                             =========== ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
    Accounts payable                             $7,316      $7,950
    Accrued expenses                             10,543       9,760
    Accrued employee compensation and
     benefits                                     6,272       6,017
    Deferred revenue                                 41         863
    Income taxes payable                            882         414
    Accrued restructuring current                 3,937       3,608
    Other current liabilities                        26         154
                                             ----------- -----------
         Total current liabilities               29,017      28,766

    Accrued restructuring                         5,786       5,153
    Other liabilities                               832         597
                                             ----------- -----------
         Total liabilities                       35,635      34,516
                                             ----------- -----------

Shareholders' equity:
Preferred stock:
    10,000 shares authorized; 0 shares
     issued and outstanding                          --          --
Class A common stock, $0.01 par value:
    70,000 shares authorized; 14,632 and
     14,644 shares
      issued and outstanding at December 31,
       2002 and March
      31, 2003, respectively                        146         146
Class B common stock, $0.01 par value:
    20,000 shares authorized; 6,319 shares
     issued
      and outstanding at December 31, 2002
       and March 31,
      2003, respectively                             63          63

Paid-in capital                                  94,132      94,152
Accumulated deficit                             (30,079)    (32,241)
Note receivable from shareholder                 (1,625)     (1,625)
                                             ----------- -----------
    Subtotal                                     62,637      60,495

Accumulated other comprehensive loss --
 foreign currency
  translation adjustments                        (1,549)     (1,936)
                                             ----------- -----------
         Total shareholders' equity              61,088      58,559
                                             ----------- -----------
                                                $96,723     $93,075
                                             =========== ===========





               LCC International, Inc. and Subsidiaries
            Condensed Consolidated Statements of Cash Flows
                            (In thousands)
                              (Unaudited)


                                             Three Months Ended
                                                  March 31,
                                            ---------------------
                                               2002       2003
                                            ---------- ----------


Cash flows from operating activities:
     Net loss                                 $(5,061)   $(2,162)
     Adjustments to reconcile net loss to
      net cash used in
      operating activities:
          Depreciation and amortization           691        796
          Provision (recovery) for doubtful
           accounts                               678       (728)
          Restructuring charge (recovery)          --       (152)
          Changes in operating assets and
           liabilities:
               Trade, unbilled, and other
                receivables                     7,679       (450)
               Accounts payable and accrued
                expenses                       (5,483)      (404)
               Other current assets and
                liabilities                    (1,625)       235
               Other non-current assets and
                liabilities                      (706)    (1,189)
                                            ---------- ----------
Net cash used in operating activities          (3,827)    (4,054)
                                            ---------- ----------

Cash flows from investing activities:
     Proceeds from sales of short-term
      investments                                 (21)        --
     Purchases of property and equipment         (406)      (250)
     Proceeds from disposals of property
      and equipment                                --         32
     Business acquisitions                     (7,146)        --
                                            ---------- ----------
Net cash used in investing activities          (7,573)      (218)
                                            ---------- ----------

Cash flows from financing activities:
 Proceeds from issuance of common stock,
  net                                              --         20
 Proceeds from exercise of options                109         --
 Increase in restricted cash                       --       (229)
 Repayment of loan to shareholder                 700         --
                                            ---------- ----------
Net cash provided by (used in) financing
 activities                                       809       (209)
                                            ---------- ----------

Net decrease in cash and cash equivalents (10,591) (4,481) Cash and cash equivalents at beginning of
 period                                        52,658     37,507
                                            ---------- ----------
Cash and cash equivalents at end of period    $42,067    $33,026
                                            ========== ==========

Supplemental disclosures of cash flow
 information:
  Cash paid during the quarter for:
   Income taxes                                $1,316         $3


Supplemental disclosures of non-cash investing and financing activities:

In January 2002, the Company purchased all of the assets of Smith Woolley Telecom for a purchase price of approximately $8.6 million. The purchase price consisted of $7.1 million in cash included above as part of business acquisitions and the issuance of 215,000 shares of the Company's Class A Common Stock. par value $0.01 per share. The value of the Class A Common Stock was approximately $1.5 million. As a result, common stock and additional paid in capital increased, offset by an increase to goodwill and other intangibles.





Results of Operations

The following table and discussion provide information which management believes is relevant to an assessment and understanding of the Company's consolidated results of operations and financial condition. The discussion should be read in conjunction with the condensed consolidated financial statements and accompanying notes thereto included elsewhere herein.


                                        Percentage of Revenues
                                           Three Months Ended
                                                March 31,
                                        ----------------------
                                             2002        2003
                                        ---------- -----------

Revenues                                    100.0%      100.0%

Cost of revenues                             93.5        85.2
                                        ---------- -----------

Gross profit                                  6.5        14.8
                                        ---------- -----------

Operating expenses:
     Sales and marketing                     13.2        11.5
     General and administrative              29.3        27.6
     Restructuring charge                      --        (0.9)
     Depreciation and amortization            4.0         4.6
                                        ---------- -----------
          Total operating expenses           46.5        42.8
                                        ---------- -----------

Operating loss                              (40.0)      (28.0)
                                        ---------- -----------

Other income (expense):
     Interest income                          1.7         0.5
     Other                                     --         7.3
                                        ---------- -----------
          Total other income (expense)        1.7         7.8
                                        ---------- -----------

Loss from operations before income
 taxes                                      (38.3)      (20.2)

Benefit for income taxes                     (9.2)       (7.6)
                                        ---------- -----------

Net loss                                   (29.1)%     (12.6)%
                                        ========== ===========





                   Three Months Ended March 31, 2003
                              Compared to
                   Three Months Ended March 31, 2002

    Revenues. Revenues for the three months ended March 31, 2003 were $17.1 million compared to $17.4 million for the prior year, a decrease of $0.3 million or 1.7%. The net decrease comprised a reduction in revenues in the Americas region of approximately $3.3 million, offset by an increase in the EMEA and Asia Pacific regions of $3.0 million. Of the $3.3 million reduction in revenues in the Americas region, about $3.0 million related to the completion of the XM Satellite contract in 2002. The increase in the EMEA and Asia Pacific regions of $3.0 million was mostly attributable to the acquisition and subsequent growth in revenues of LCC Italia of $3.7 million offset by the completion of a major network deployment contract in 2002 of $0.9 million for a customer in the Middle East.

    Cost of Revenues. Cost of revenues for the three months ended March 31, 2003 was $14.6 million compared to $16.3 million for the prior year, a decrease of $1.7 million or 10.4%. Consistent with the explanation for the changes in revenue above, the net decrease of $1.7 million comprised a decrease in cost in the Americas region of $3.5 million, offset by an increase in costs in the EMEA and Asia Pacific regions of $1.8 million. Of the decrease in cost of revenues for the Americas region of $3.5 million approximately $2.4 million was attributable to the completion of the XM Satellite contract and approximately $0.5 million was attributable to improvements in the utilization of professional staff. The increase in cost of revenues in the EMEA and Asia Pacific regions represent an increase in cost for LCC Italia of $3.0 million and a decrease in costs for the customer in the Middle East of $1.3 million.

    Gross Profit. Gross profit for the three months ended March 31, 2003 was $2.5 million or 14.8% of revenues compared to $1.1 million or 6.5% of revenues for the prior year, an increase of $1.4 million or 8.3%. Consistent with the explanation for the changes in revenue above, the net increase in gross profit of $1.4 (8.3%) million comprised an increase in the Americas region of $0.2 million (1.3%) and an increase in the EMEA and Asia Pacific regions of $1.2 million (7.0%). The increase of $1.2 million (7.0%) in the EMEA and Asia Pacific regions consisted of $0.8 million (4.7%) related to LCC Italia and from the recognition of $0.4 million (2.3%) in 2002 of costs in excess of revenues on completion of the network deployment contract for the customer in the Middle East.

    Sales and Marketing. Sales and marketing expenses for the three months ended March 31, 2003 were $2.0 million compared to $2.3 million in the prior year, a decrease of $0.3 million. Sales and marketing as a percentage of total revenues was 11.4% and 13.2% for 2003 and 2002, respectively. The decrease is largely attributable to the Americas region efforts during the first quarter of 2002 to develop new projects to replace the XM Radio contract that ended in the first quarter of 2002.

    General and Administrative. General and administrative expenses for the three months ended March 31, 2003 were $4.7 million compared to $5.1 million in the prior year, a decrease of $0.4 million. Included in these figures are provisions for bad debts net of benefits from recoveries of $0.7 million (net benefit) in 2003 and $0.7 million (net expense) in 2002 respectively, a net reduction in general and administrative expenses of $1.4 million.

    Excluding the effects of bad debts, general and administrative expenses for 2003 was $5.4 million compared to $4.4 million for the prior year. The increase of $1.0 million was largely attributable to the acquisition of Smith Woolley Telecom and Detron in the EMEA region in 2002, offset by reductions from the Company's restructuring efforts.

    Restructuring Charge. There was a recovery of restructuring charges of $0.2 million in the three months ended March 31, 2003. There were no comparable recoveries or charges during the first quarter of 2002. In March 2003, the Company reversed the excess severance accruals remaining from the initial restructuring charge taken in June 2002.

    Depreciation and Amortization. Depreciation and amortization expense for the three months ended March 31, 2003 was $0.8 million compared to $0.7 million in the prior year, an increase of $0.1 million. Reductions in infrastructure spending in the Americas region of approximately $0.2 million were offset by the amortization of intangible assets resulting from the acquisitions of Detron and Smith Woolley, and increases in infrastructure spending in the EMEA region of $0.3 million.

    Other Income and Expense. Other income and expense for the three months ended March 31, 2003 was a net income of $1.3 million compared to net income of $0.3 million in the prior year. Other income increased in 2003 over 2002 by approximately $1.0 million due to cash received from the sale of NextWave Pre-Petition interest (see note 9 of the condensed consolidated financial statements).

    Benefit for Income Taxes. The benefit for income taxes was recorded for the three months ended March 31, 2003 using an effective income tax rate of 37.5% compared to 24.0% for the first quarter of 2002. The increase in the effective income tax rate in 2003 is the result of the decrease in foreign operating losses relative to the total results of worldwide operations, since no tax benefits are recorded on foreign operating losses. The effective income tax rate would have been approximately 35.0% in 2002 if these benefits were recorded.

    Net Loss. The net loss for the first quarter of 2003 was $2.2 million compared to a net loss of $5.1 million in the prior year. The lower net loss for the first quarter of 2003 was due to the improvement in gross profit described above, the net decrease in general and administrative expenses and the sale of the NextWave Pre-Petition interest.



    CONTACT: LCC International, Inc.
             Tricia Drennan, 703/873-2390 (phone)
             tdrennan@lcc.com